                                                                    EXHIBIT 23.3



              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 1 to Form S-4, No. 333-39679) and related Prospectus of Physician Sales & Service, Inc. for the registration of $125,000,000 of its 8.5% Senior Subordinated Notes due 2007 and to the incorporation by reference therein of our report dated February 7, 1997 (except for Note 8, as to which the date is December 14, 1997), with respect to the consolidated financial statements and schedule of Gulf South Medical Supply, Inc. for the year ended December 31, 1996, included in Physician Sales & Service, Inc.'s Current Report on Form 8-K dated December 23, 1997.



                                                /s/ Ernst & Young

Jackson, Mississippi
December 23, 1997